UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 29, 2016

(Date of Report (Date of earliest event reported)

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1235 Radio Road, Suite 110 Redwood City, CA	94065
(Address of principal executive offices)	(Zip Code)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 29, 2016, a special meeting of the stockholders of Capnia, Inc., or the Company, was held. The following proposal was submitted to a vote of the Company’s stockholders and approved by the required majorities:

1.	Proposal to approve, as required by and in accordance with NASDAQ Marketplace Rule 5635(d) (which requires shareholder approval of a transaction other than a public offering involving the sale, issuance, or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock), the issuance of up to an aggregate of 16,602,704 shares of Capnia’s common stock (“Common Stock”), consisting of:

(i)	13,780,000 shares of Common Stock issuable upon the conversion of approximately 13,780 shares of Series B Convertible Preferred Stock being sold pursuant to the Securities Purchase Agreement dated as of June 29, 2016 (the “Securities Purchase Agreement”), of which 3,151 were sold at the First Closing (as defined in the Securities Purchase Agreement) and 10,629 are available for sale and issuance at the Second Closing (as defined in the Securities Purchase Agreement), for an aggregate purchase price of approximately $13,780,000 and based upon a fixed conversion price of $1.00 per share on an as-converted basis;

(ii)	2,702,704 shares of our Common Stock issuable upon exercise of Series D Common Stock Purchase Warrants, based on a new fixed per share exercise price of $1.75, as amended pursuant to the Securities Purchase Agreement; and

(iii)	120,000 shares of our Common Stock issuable upon exercise of Common Stock Warrants, of which Common Stock Warrants exercisable for 27,440 shares were issued at the First Closing and Common Stock Warrants exercisable for 92,560 are available for issuance at the Second Closing, based on a fixed per share exercise price of $1.75, issuable to Maxim Group, LLC, as our placement agent, pursuant to the Engagement Letter dated June 26, 2016.

The proposal was approved with 10,266,215 votes for, 97,316 votes against, 5,842 votes abstained and 0 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.

By:	/s/ David O’Toole
David O’Toole
Chief Financial Officer

Date: August 3, 2016